As filed with the Securities and Exchange Commission on January 6, 2025

Registration No. 333-284023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3873	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Ha-Tnufa St.	Mudra Wearable, Inc.
Yokne’am Illit, 2066736 Israel	24A Trolley Square #2203
Tel: +972.4.6185670	Wilmington, DE 19806
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard Berkenblit, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, New York 10020 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th Floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480	Leslie Marlow, Esq. Patrick Egan, Esq. Melissa Murawsky, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Tel: 212.885.5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 6, 2025

Up to 2,293,578 Ordinary Shares

Up to 2,293,578 Warrants to purchase up to 2,293,578 Ordinary Shares

Up to 2,293,578 Ordinary Shares underlying such Warrants

Up to 2,293,578 Pre-Funded Warrants to purchase Ordinary Shares

Up to 2,293,578 Ordinary Shares underlying such Pre-Funded Warrants

Wearable Devices Ltd.

We are offering on a “best efforts” basis up to 2,293,578 ordinary shares, no par value per share, or the Ordinary Shares, together with accompanying warrants to purchase up to 2,293,578 Ordinary Shares, or the Warrants, together with the Ordinary Shares, based on an assumed combined public offering price of $2.18 per Ordinary Share and accompanying Warrant (the last reported sale price of our Ordinary Shares on The Nasdaq Capital Market, or Nasdaq, on December 31, 2024). The actual offering price per Ordinary Share and accompanying Warrant will be negotiated between us and the investors, in consultation with the placement agent based on, among other things, the trading price of our Ordinary Shares prior to the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

The assumed public offering price for each Ordinary Share and accompanying Warrant is $2.18 (the last reported sale price of our Ordinary Shares on the Nasdaq on December 31, 2024). Each Warrant will have an exercise price per share of $2.18 (based on the assumed public offering price for the Ordinary Shares and Warrants), will be immediately exercisable beginning on the original issuance date, or the Issuance Date, and will expire on the five-year anniversary of the Issuance Date. See “Description of Securities We Are Offering” for more information related to the Warrants.

We are also offering those purchasers whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, Pre-Funded warrants, or Pre-Funded Warrants, in lieu of Ordinary Shares. Each Pre-Funded Warrant will be immediately exercisable for one Ordinary Share and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which the Ordinary Shares are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. This offering also relates to the Ordinary Shares issuable upon exercise of the Warrants and any Pre-Funded Warrants sold in this offering.

The Ordinary Shares, Warrants, and Pre-Funded Warrants are collectively referred to herein as the “Securities.”

Our Ordinary Shares and certain previously issued warrants, or the IPO Warrants, are listed on Nasdaq under the symbols “WLDS” and “WLDSW,” respectively. On January 3, 2025, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $2.28 per share and $0.3975 per IPO Warrant, respectively.

The Ordinary Shares and accompanying Warrants will be issued separately and will be immediately separable upon issuance but can only be purchased together in this offering.

There is no established public trading market for the Warrants and the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants and Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Unless otherwise noted and other than in our historical financial statements and the notes thereto incorporated by reference herein, the share and per share information in this prospectus supplement reflects the 1-for-20 reverse share split reverse share split, or the Reverse Share Split, of the outstanding Ordinary Shares of the Company. The Reverse Share Split became effective on October 10, 2024.

Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our Securities, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, which we filed with the Securities and Exchange Commission on March 15, 2024, and in other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have engaged A.G.P./Alliance Global Partners, or A.G.P., or the placement agent, as our placement agent, to use its best efforts to solicit offers to purchase our Securities in this offering. The placement agent has no obligation to purchase any securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth in this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

The securities will be offered at a fixed price and are expected to be issued in a single closing. The offering will terminate on February 28, 2025, unless the offering is completed sooner or unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We expect to enter into a securities purchase agreement relating to the offering with those investors that choose to enter into such an agreement on the day that the registration statement of which this prospectus forms a part is declared effective and that the closing of the offering will end one trading day after we first enter into a securities purchase agreement relating to the offering. The offering will settle delivery versus payment, or DVP, receipt versus payment, or RVP, (on the closing date we will issue the Ordinary Shares and accompanying Warrants directly to the account(s) at the placement agent identified by each purchaser; upon receipt of such shares, the placement agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the placement agent (or its clearing firm) by wire transfer to us).

We and the placement agent have not made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the new securities offered hereunder. As stated above, because this is a best efforts offering, the placement agent does not have an obligation to purchase any securities and, as a result, there is a possibility that we may not be able to sell the securities. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of Securities offered by us will be available for immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors – Risks Related to this Offering and the Ownership of the Ordinary Shares and Pre-Funded Warrants” for more information.

	Per Ordinary Share and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering; provided this does not include a management fee equal to 1.0% of the gross proceeds of the offering, to which the placement agent is entitled. We have also agreed to reimburse the placement agent for certain of their accountable offering-related expenses related to the legal fees of the placement agent. See “Plan of Distribution” beginning on page 23 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	Does not give any effect to any exercise of the Warrants and/or Pre-Funded Warrants being issued in this offering.

Delivery of the securities to the purchasers being offered pursuant to this prospectus is expected to be made on or about           , 2025, subject to customary closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is            , 2025

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized anyone to provide you with any information other than that contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our Securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the placement agent are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All historical quantities of Ordinary Shares and per share data presented herein give retroactive effect to our 1-for-20 reverse share split effected prior to the start of trading on Nasdaq on October 10, 2024. Further, on September 26, 2024, the par value of our Ordinary Shares was changed from NIS 0.01 par value per share to no par value per share.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated herein by reference are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus and the documents incorporated herein by reference include statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Securities. Before you decide to invest in our Securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle finger gestures and hand movements. Since our technology was introduced to the market in 2014, we have been working with both B2B and B2C customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, starting in December 2023, we have commenced shipment of the “Mudra Band”, our first B2C consumer product, and aftermarket accessory band for Apple Watch that enables gesture control across Apple ecosystem devices such as iPhone, Mac computer, Apple TV, and iPad, inter alia. In September 2024, we launched the Mudra Link, a universal gesture control wearable wristband. The Mudra Link is open for pre-orders and is expected to ship in the first quarter of 2025.

Our company’s vision is to create a world in which the user’s hand becomes a universal input device for touchlessly interacting with technology. We believe that our technology is setting the standard input interface for the Metaverse. We intend to transform interaction and control of digital devices to be as natural and intuitive as real-life experiences. We imagine a future in which humans can share skills, thoughts, emotions, and movements with each other and with computers, using wearable interfaces and devices. We believe that neural-based interfaces will become as ubiquitous to interact with wearable computing and digital devices in the near future as the touchscreen is a universal input method for smartphones.

Combining our own proprietary sensors and AI algorithms into a stylish wristband, our Mudra platform enables users to control digital devices through subtle finger movements and hand gestures, without physical touch or contact. These digital devices include consumer electronics, smart watches, smartphones, augmented reality, or AR, glasses, virtual reality, or VR, headsets, televisions, personal computers and laptop computers, drones, robots, etc.

Mudra Development Kit, originally named Mudra Inspire, our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues. Our early-stage revenues are composed of sales of our Mudra Inspire and from pilot transactions with several B2B customers. Towards the end of 2023, we commenced the shipments of the “Mudra Band”, our first B2C consumer product and since the fourth quarter of 2023 we have shipped over one thousand Mudra Bands. In September 2024, we launched the Mudra Link, a universal gesture control wearable wristband. The Mudra Link is open for pre-orders and is expected to ship in the first quarter of 2025. In 2023 and 2022, we had revenues of $82 thousand and $45 thousand, respectively, and comprehensive and net loss of $7.8 million and $6.5 million, respectively. For the six months ended June 30, 2024 and June 30, 2023, we had revenues of $394 thousand and $12 thousand, respectively, and comprehensive and net loss of $4.2 million and $3.9 million, respectively.

Over 100 companies have purchased our Mudra Inspire development kit, 30 of which are multinational technology companies. These companies are exploring various input and control use-cases for their products, ranging over multiple countries and industry sectors, including consumer electronics manufacturers, consumer electronics brands, electronic components manufacturers, IT services and software development companies, industrial companies, and utility providers. Our objective with these companies is to commercialize the Mudra technology by licensing it for integration in the hardware and software of these companies’ products and services. We estimate that there will be a three-to-five-year period from the time we are first introduced to a customer to signing a licensing agreement. As of December 23, 2024, we have not signed a license agreement with any of these companies.

In addition to consumer electronics, we have recently expanded our brand to include neurotech and brain-computer interface sensors, with additional verticals that include Industry 4.0 – a new phase in the Industrial Revolution that focuses on interconnectivity, automation, machine learning, and real-time data, digital health, sport analytics, and more.

The core of our platform is Mudra, which means “gesture” in Sanskrit. Mudra, our surface nerve conductance, or SNC, technology and wristband tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

Corporate Information

We are an Israeli corporation based in Yokne’am Illit, Israel and were incorporated in Israel in 2014 under the name Wearable Devices Ltd. Our principal executive offices are located at 5 Ha-Tnufa St., Yokne’am Illit, Israel 2066736. Our telephone number in Israel is +972.4.6185670. Our website address is www.wearabledevices.co.il. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Ordinary Shares currently issued and outstanding	2,829,854 Ordinary Shares

Ordinary Shares offered by us	Up to 2,293,578 Ordinary Shares

Warrants offered by us	Purchasers of the Ordinary Shares and Pre-Funded Warrants in this offering will also receive Warrants to purchase 100% of the number of the Ordinary Shares and Pre-Funded Warrants purchased by such investor in this offering, or up to 2,293,578 Warrants. We will receive gross proceeds from the Warrants solely to the extent such Warrants are exercised for cash. The Warrants will be exercisable beginning on the Issuance Date. The Warrants will expire on the five-year anniversary of the Issuance Date and have an assumed exercise price of $2.18 per Ordinary Share.

Pre-Funded Warrants offered by us

We are also offering to certain purchasers whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Warrants in lieu of Ordinary Shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding Ordinary Shares. The purchase price of each Pre-Funded Warrant is $2.1799 (which is equal to the assumed public offering price per ordinary share to be sold in this offering minus $0.0001, the exercise price per ordinary share of each Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. We are also registering the Ordinary Shares issuable from time to time upon the exercise of the Pre-Funded Warrants and Warrants offered hereby.

The Ordinary Shares or the Pre-Funded Warrants, and accompanying Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. For more information regarding the Warrants and Pre-Funded Warrants, you should carefully read the section titled “Description of the Securities We are Offering” in this prospectus.

Ordinary Shares to be outstanding after this offering (1)	5,123,432 Ordinary Shares (assuming we sell only Ordinary Shares and accompanying Warrants and no Pre-Funded Warrants and none of the Warrants sold in this offering are exercised).

Offering Price	The assumed offering price is $2.18 per share (or $2.1799 per Pre-Funded Warrant), based on our last reported sales price on Nasdaq of our Ordinary Shares on December 31, 2024.

Use of proceeds

We expect to receive approximately $4.4 million in net proceeds from the sale of the Ordinary Shares and Pre-Funded Warrants offered by us in this offering, after deducting the estimated placement agent’s discounts and commissions and offering expenses payable by us, based on our last reported sales price on Nasdaq of our Ordinary Shares on December 31, 2024. We will receive nominal proceeds, if any, upon exercise of the Pre-Funded Warrants.

However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Regardless of the amount of proceeds received in this offering, the use of proceeds is expected to remain the same. The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering.

Best efforts offering	We have agreed to offer and sell the Securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the Securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 23 of this prospectus.

Risk factors	You should read the “Risk Factors” section beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our Securities.

Nasdaq symbol	“WLDS” for the Ordinary Shares and “WLDSW” for the IPO Warrants. We do not intend to apply for listing of the Pre-Funded Warrants or Warrants on any securities exchange or recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants or Warrants will be limited.

(1)	The number of Ordinary Shares outstanding immediately after this offering is based on 2,829,854 Ordinary Shares outstanding as of January 3, 2025 and excludes, as of such date:

●	103,959 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Share Option Plan, or the 2015 Plan, at a weighted average exercise price of $13.62 per share, of which 73,274 were vested as of January 3, 2025;

●	1,110 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $45 per share, which are all vested as of December 23, 2024, and an additional 1,182 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $84.6 per share;

●	36,832 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	393,043 Ordinary Shares issuable upon the exercise of 393,043 IPO Warrants, at an exercise price of $40.00 per share and warrants to purchase up to 9,375 Ordinary Shares, issued to the underwriter in the IPO at an exercise price of $106.2 per share, or the Underwriter’s Warrants;

●	11 Ordinary Shares reserved for issuance under the Standby Equity Purchase Agreement, dated June 6, 2024, between the Company and YA II PN, LTD., or the SEPA;

●	250,000 Ordinary Shares reserved for future issuance under the 2024 Employee Stock Purchase Plan, or the ESPP;

●	40,470 Ordinary Shares reserved for future issuance under our 2024 Global Equity Incentive Plan, or the 2024 Plan;

●	525,500 Ordinary Shares issuable upon the settlement of outstanding restricted share units, or RSUs, allocated or granted to directors, employees and consultants under the 2024 Plan, of which none were vested as of January 3, 2025;

●	822,000 Ordinary Shares issuable upon the exercise of warrants issued at an exercise price of $2.18 per share pursuant to a November 2024 private placement;

●	312,000 Ordinary Shares issuable upon the exercise of pre-funded warrants sold in the registered direct offering which closed on November 27, 2024; and

●	2,293,578 Ordinary Shares issuable upon the exercise of warrants issued at an assumed exercise price of $2.18 per share under this offering.

RISK FACTORS

An investment in our Securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and those described under the section captioned “Risk Factors” contained in our 2023 Annual Report and all other information contained or incorporated by reference into this prospectus and the documents incorporated by reference into this prospectus before making an investment in our Securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our Securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to this Offering and the Ownership of the Ordinary Shares and Pre-Funded Warrants

The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares and Pre-Funded Warrants in this offering.

Our Ordinary Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our board of directors to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue RSUs, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the RSUs settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” Our management could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Ordinary Shares.

Nasdaq may delist our Ordinary Shares from its exchange which could limit your ability to make transactions in our Securities and subject us to additional trading restrictions.

We are required to meet the continued listing requirements of Nasdaq, including those regarding minimum share price. In particular, we are required to maintain a minimum bid price for our listed Ordinary Shares of $1.00 per share. On November 24, 2022, we received a written notification from Nasdaq, which stated that because the closing bid price of our Ordinary Shares for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on Nasdaq, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until May 22, 2023. On May 23, 2023, we announced that we received a letter from the Nasdaq pursuant to which Nasdaq granted us an extension until November 20, 2023, to regain compliance with the minimum bid price requirement. On June 12, 2023, we announced that Nasdaq confirmed that we regained compliance with Nasdaq Listing Rule 5550(a)(2) concerning the minimum bid price of our Ordinary Shares.

On October 24, 2023, we received another written notification from Nasdaq, which stated that because the closing bid price of our Ordinary Shares for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on Nasdaq, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we had a grace period of 180 days to regain compliance until April 22, 2024. On April 24, 2024, we announced that we received a letter from the Nasdaq Stock Market LLC pursuant to which Nasdaq granted us an extension until October 21, 2024, to regain compliance with the minimum bid price requirement.

On October 7, 2024, we effectuated a 1-for-20 reverse share split in order to regain compliance with Nasdaq Listing Rule 5550(a)(2). As a result, we were informed by Nasdaq on October 28, 2024 that we had regained compliance.

A future decline in the closing price of our Ordinary Shares on Nasdaq or other factors that cause us not to meet any Nasdaq continued listing requirements could result in suspension or delisting procedures in respect of our Ordinary Shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted Ordinary Shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such Ordinary Shares. A suspension or delisting would likely decrease the attractiveness of our Ordinary Shares to investors and cause the trading volume of our Ordinary Shares to decline, which could result in a further decline in the market price of our Ordinary Shares.

Finally, if the volatility in the broader capital markets increases, that could have an adverse effect on the market price of our Ordinary Shares, regardless of our operating performance.

There is no public market for the Warrants or Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Warrants or Pre-Funded Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants or Pre-Funded Warrants will be limited.

The Warrants and Pre-Funded Warrants are speculative in nature.

The Warrants and Pre-Funded Warrants offered hereby do not confer any rights of Ordinary Share ownership on their holders, such as voting rights, but rather merely represent the right to acquire Ordinary Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Warrants and Pre-Funded Warrants may exercise their right to acquire the Ordinary Shares upon the payment of an assumed exercise price of $2.18 per share in the case of Warrants and an exercise price of $0.0001 per share in the case of Pre-Funded Warrants. Moreover, following this offering, the market value of the Warrants and Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Warrants or Pre-Funded Warrants will equal or exceed their imputed public offering prices. Furthermore, each Warrant will expire five years from the Issuance Date. Each Pre-Funded Warrant will not expire until it has been exercised in full.

Holders of our Warrants and Pre-Funded Warrants will have no rights as a shareholder until they acquire our Ordinary Shares.

Until holders of our Warrants and Pre-Funded Warrants acquire Ordinary Shares upon exercise of such warrants, the holders will have no rights with respect to the Ordinary Shares issuable upon exercise of such Warrants and Pre-Funded Warrants. Upon exercise of the Warrants and Pre-Funded Warrants, holders will be entitled to exercise the rights of shareholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants and Pre-Funded Warrants, public holders will only be able to exercise such Warrants and Pre-Funded Warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants and Pre-Funded Warrants at the time that holders wish to exercise such Warrants and Pre-Funded Warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments to the holders or net cash settle such Warrants and Pre-Funded Warrants. As a result, the number of Ordinary Shares that holders will receive upon exercise of the Warrants and Pre-Funded Warrants will be fewer than it would have been had such holders exercised their Warrants and Pre-Funded Warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of such Warrants and Pre-Funded Warrants until the expiration of such Warrants and Pre-Funded Warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The “best efforts” structure of this offering may have an adverse effect on our business plan.

The placement agent is offering the Securities in this offering on a best efforts basis. The placement agent is not required to purchase any securities, but will use its best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us or if consummated the amount of proceeds to be received. The success of this offering will impact our ability to use the proceeds to execute our business plan. An adverse effect on the business may result from raising less than anticipated, and from the fact that there is no minimum raise.

Significant holders or beneficial holders of Ordinary Shares may not be permitted to exercise the Warrants or Pre-Funded Warrants that they hold.

A holder (together with its affiliates and other attribution parties) may not exercise any portion of a Warrant or Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% (or, at the election of the such holder, 9.99%) of our outstanding Ordinary Shares immediately after exercise, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to us subject to the terms of the Pre-Funded Warrants. As a result, you may not be able to exercise your Warrants or Pre-Funded Warrants for Ordinary Shares at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Warrants or Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement, including: a covenant to not enter into any equity financings for a certain number of days from closing of the offering, subject to certain exceptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus and contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our financial statements for the six months ended June 30, 2024, contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all;

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	timing of the shipment to early-booking orders of our Mudra Band;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and the documents incorporated by reference herein and therein are based on information available to us as of the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We expect to receive approximately $4.4 million in net proceeds from the sale of the Securities offered by us in this offering, based upon an assumed public offering price of $2.18 per Ordinary Share and accompanying Warrant, which is the last reported sales price on Nasdaq of our Ordinary Shares on December 31, 2024, and after deducting placement agent fees and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants and assuming no sale of any Pre-Funded Warrants.

We currently expect to use the net proceeds from this offering for working capital and general corporate purposes.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development of our products and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the timing, scope, progress and results of our research and development efforts, timing and progress of our clinical trials, regulatory and competitive environment and other factors that management believes are appropriate.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

Because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $3.3 million, $2.1 million and $1.0 million, respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants and assuming no sale of any Pre-Funded Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Under the Israeli Companies Law, 5759-1999, or the Companies Law, the repurchase of shares is treated as a dividend distribution.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Under new exemptions, however, an Israeli company whose shares are listed outside Israel is permitted to execute distributions through repurchasing its own shares, even if earnings criteria are not met, without the need for a court’s approval. This exemption is subject to certain conditions, including, among others: (i) the distribution meets the solvency criteria; and (ii) there had not been any objection filed by any of the Company’s creditors to the relevant court. If any creditor objects to such distribution, the Company will be required to obtain the court’s approval for such distribution.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10 – Taxation” in our 2023 Annual Report for additional information, which is incorporated by reference herein.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to give effect to: (i) the issuance of 1,203,699 Ordinary Shares under the SEPA for aggregate gross proceeds of $4.3 million; and (ii) the issuance in November 2024 of 252,000 Ordinary Shares and pre-funded warrants to purchase up to 570,000 Ordinary Shares, at the offering price of $2.25 per Ordinary Share in a registered direct offering and accompanying privately placed warrants and $2.499 per pre-funded warrant and accompanying privately placed warrants (and assuming no exercise of the pre-funded warrants or the warrants issued in such concurrent private placement), after deducting placement agent fees and estimated offering expenses, as if all such issuances had occurred as of June 30, 2024; and

●	on a pro forma as adjusted basis to gives further effect to the sale in this offering of 2,293,578 Ordinary Shares and accompanying Warrants at the assumed public offering price of $2.18 per share, which was the last reported sales price on Nasdaq of our Ordinary Shares on December 31, 2024, after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants, as if the sale of the Ordinary Shares and accompanying Warrants had occurred on June 30, 2024.

You should read this table in conjunction with our Unaudited Interim Financial Statements as of June 30, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2024” attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, or a Form 6-K, filed on September 23, 2024 and incorporated by reference herein.

	As of June 30, 2024
U.S. dollars in thousands	Actual*	Pro Forma*	As Adjusted*
Cash	$3,103	8,990	$13,418
Long term debt	144	144	144
Shareholders’ equity:
Share capital	58	58	58
Additional paid in capital	27,070	32,957	37,385
Accumulated losses	(25,433)	(25,433)	(25,433)
Total shareholders’ equity	$1,695	$7,582	$12,010

Total capitalization	$1,839	$7,726	$12,154

*	Unaudited

Except as otherwise indicated above, the number of Ordinary Shares to be outstanding immediately after this offering is based on 1,044,371 Ordinary Shares outstanding as of June 30, 2024 and excludes:

●	87,209 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Plan, at a weighted average exercise price of $14.61 per share, of which 60,009 were vested as of June 30, 2024;

●	1,110 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $45 per share, which are all vested as of June 30, 2024, and an additional 1,182 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $84.6 per share;

●	53,582 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	1,203,710 Ordinary Shares reserved for issuance under the SEPA, as of June 30, 2024;

●	393,043 Ordinary Shares issuable upon the exercise of 393,043 IPO Warrants issued in our IPO at an exercise price of $40.00 per share and warrants to purchase up to 9,375 Underwriter’s Warrants at an exercise price of $106.2 per share;

●	565,970 Ordinary Shares reserved for future issuance under the 2024 Plan;

●	822,000 Ordinary Shares issuable upon the exercise of warrants issued at an exercise price of $2.18 per share pursuant to a November 2024 private placement;

●	570,000 Ordinary Shares issuable upon exercise of the pre-funded warrants and 252,000 Ordinary Shares issued and sold in a November 2024 registered direct offering; and
●	2,293,578 Ordinary Shares issuable upon the exercise of warrants issued at an assumed exercise price of $2.18 per share under this offering.

compensation

The following table presents in the aggregate all compensation we paid to all of our directors and senior management as a group for the year ended December 31, 2024. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the table below reflect our cost, in thousands of U.S. dollars. Amounts paid in NIS are translated into U.S. dollars at the rate of NIS 3.699 = U.S. $1.00, based on the average representative rate of exchange between the NIS and the U.S. dollar as reported by the Bank of Israel during such period of time.

	Salary, bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of eleven persons as of December 31, 2024	$1,642,962	$365,014	$90,484

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Wearable Devices Ltd., or the Company, and the provisions of our amended and restated articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of association, Israeli law and any other documents referenced.

We are offering (i) up to 2,293,578 Ordinary Shares; (ii) up to 2,293,578 Warrants to purchase up to 2,293,578 Ordinary Shares and (iii) up to 2,293,578 Pre-Funded Warrants to purchase up to 2,293,578 Ordinary Shares. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. We are also registering the Ordinary Shares issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants offered hereby.

Type and class of securities

Ordinary Shares

As of January 3, 2025, our authorized share capital consists of 50,000,000 Ordinary Shares, no par value per share, of which 2,829,854 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares and the IPO Warrants, have been listed on the Nasdaq Capital Market under the symbols “WLDS” and “WLDSW,” respectively, since September 13, 2022.

Warrants and Options

As of January 3, 2025, we have issued and outstanding IPO Warrants to purchase an aggregate of 393,043 Ordinary Shares, with exercise price of $40.00 per Ordinary Share. The warrants were issued as part of our IPO, and have been listed on the Nasdaq Capital Market under the symbol “WLDSW” since September 13, 2022.

As of January 3, 2025, we have 103,959 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to certain employees, directors and consultants, under our 2015 Share Option Plan. An additional 36,832 Ordinary Shares are reserved for future issuance under our 2015 Share Option Plan.

As of January 3, 2025, we have 525,500 Ordinary Shares issuable upon the settlement of outstanding RSUs, allocated or granted to certain employees, directors and consultants, under our 2024 Plan. An additional 40,470 Ordinary Shares are reserved for future issuance under our 2024 Plan.

Under the ESPP, the board of directors and our shareholders have authorized the issuance of up to 250,000 Ordinary Shares.

Articles of Association

Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law 5759-1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Ordinary Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors (excluding external directors, if applicable) are elected at an annual general meeting of our shareholders and serve on the board of directors until the third annual general meeting next succeeding their election or until he or she resigns or unless he or she is removed by a majority vote of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association. The directors are classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, and designated as Class I, Class II and Class III. The board of directors may assign members of the board of directors already in office to such classes at the time such classification becomes effective. If the number of directors is changed, any newly created directors or decrease in directors must be apportioned by the board among the classes to make them equal in number. Pursuant to our amended and restated articles of association, other than the external directors (if applicable), for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies and/or as an addition to the board of directors (subject to the maximum number of directors). Directors appointed by our board of directors will serve for the remaining period of time during which the director whose service has ended was filled would have held office, or in case of an addition to the board of directors due to the number of directors serving being less than the maximum number, the board of directors shall determine the class to which the additional director shall be assigned.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding. However, under a new exemption applicable as of March 12, 2024, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of: (i) one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or (ii) one or more shareholders holding at least ten percent (10%) of the voting rights in the company, unless the applicable law incorporated in the country in which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding less than ten percent (10%) of the voting rights in the company (in which case, the Non Exempted Holding shall apply).

In addition, one or more shareholders that hold at least one percent (1%) of the voting rights of a company may request its board of directors to include an item on the agenda of a future general meeting (if the company sees fit) provided that, under a new exemption applicable as of March 12, 2024, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request a company’s board of directors to include an appointment of a candidate for a position on the board of directors or the dismissal of a board member from office, as an item on the agenda of a future general meeting (if the company sees fit), provided that the shareholder holds at least five percent (5%) of the voting rights of the company, instead of one percent (1%) as required previously.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between (4) four and (60) sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders, or to such day, time and place as the chairperson of the general meeting shall determine and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our amended and restated articles of association provide that resolutions amending provisions of the amended and restated articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our amended and restated articles, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our articles of association. In certain circumstances the IPO Warrants and the Pre-Funded Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (ii) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under Companies Law exemptions, such limitations regarding a “special” tender offer do not apply to an Israeli company whose shares are listed outside of Israel, provided that the applicable law to companies incorporated in the country in which the company is listed for trade provides restrictions on the acquisition of control of any percentage of a company or that the acquisition of control of any percentage of the company requires the purchaser to also offer its securities (by way of tender offer) to shareholders from among the public.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering Ordinary Shares, or Pre-Funded Warrants in lieu of Ordinary Shares, along with Warrants to purchase up to Ordinary Shares. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. Each Ordinary Share or Pre-Funded Warrant is being sold together with a Warrant to purchase one Ordinary Share. The Ordinary Shares or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby and the Warrants offered hereby.

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described under the caption “Description of Share Capital” in this prospectus.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Exercisability. The Warrants are exercisable at any time beginning on the Issuance Date. The Warrants will expire on the five-year anniversary of the Issuance Date. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of Ordinary Shares purchased upon such exercise. No fractional Ordinary Shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of the Ordinary Shares on the exercise date or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price for the Warrants initially will be $2.18 per Ordinary Share (based on the assumed public offering price for the Ordinary Shares and Warrants). The exercise price is subject to appropriate adjustment in the event of certain Ordinary Share dividends and distributions, Ordinary Share splits, Ordinary Share combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Warrants.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants are governed by New York law.

Pre-Funded Warrants

The following is a summary of certain terms and conditions of the Pre-Funded Warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the Pre-Funded Warrants, a form of which is an exhibit to the Registration Statement of which this prospectus forms a part.

Form

The Pre-Funded Warrants will be issued as individual warrant agreements to the purchasers.

Term

The Pre-Funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-Funded Warrants are exercisable at any time until they are fully exercised. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional Ordinary Shares will be issued in connection with the exercise of a Pre-Funded Warrant. The holder of the Pre-Funded Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-Funded Warrants in Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrant.

Exercise Limitations

Under the terms of the Pre-Funded Warrants, we may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of shares would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Exercise Price

The exercise price of our Ordinary Shares purchasable upon the exercise of the Pre-Funded Warrants is $0.0001 per share. The exercise price of the Pre-Funded Warrants and the number of Ordinary Shares issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares, as well as upon any distribution of assets, including cash, stock or other property, to our shareholders.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares), the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-Funded Warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Shareholder

Except by virtue of such holder’s ownership of shares, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our shares, including any voting rights, until such holder exercises the Pre-Funded Warrant.

PLAN OF DISTRIBUTION

A.G.P. is serving as our placement agent in connection with this offering, subject to the terms and conditions of the placement agency agreement dated      , 2025. The placement agent is not purchasing or selling any of the Securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Securities, but it has agreed to use its best efforts to arrange for the sale of all of the Securities offered hereby. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our Securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our Securities in this offering.

We will deliver the Securities being issued to the investors upon receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We expect to deliver the Securities being offered pursuant to this prospectus on or about             , 2025.

We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “best efforts” basis and the placement agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of Securities. We have agreed to pay the placement agent the fees set forth in the table below.

	Per Ordinary Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	We have agreed to pay to the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering. This does not include a management fee equal to 1.0% of the gross proceeds of this offering, to which the placement agent is entitled.

(2)	Does not give effect to any exercise of the Warrants and/or Pre-Funded Warrants being issued in this offering.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total expenses payable by us for this offering to be approximately $        , the amount of which includes: (i) a placement agent fee of $350,000 assuming the purchase of all of the Ordinary Shares and/or Pre-Funded Warrants we are offering, which is equal to 7.0% of the aggregate gross proceeds raised in this offering; (ii) a management fee payable to the placement agent of $50,000 assuming the purchase of all of the Ordinary Shares and/or Pre-Funded Warrants we are offering, which is equal to 1.0% of the aggregate gross proceeds raised in this offering; (iii) reimbursement of the accountable expenses of the placement agent related to the legal fees of the placement agent being paid by us (none of which has been paid in advance) of up to $50,000 if the gross proceeds raised in the offering are $3 million or less, and up to $65,000 if the gross proceeds raised in the offering exceed $3 million; and (iv) other estimated expenses of approximately $107,000, which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our Ordinary Shares.

Tail Financing

Following the closing of this offering, A.G.P. shall be entitled to compensation as described in the paragraphs included above and as calculated in the manner described above, with respect to any public or private offering or other financing or capital-raising transaction of any kind undertaken by us (“Tail Financing”) to the extent that such financing is both (i) provided to us by investors that were, during the Term (as defined in the placement agency agreement) of our engagement with the placement agent, brought “over-the-wall” by A.G.P. or were contacted by A.G.P and (ii) such Tail Financing is consummated at any time within the six (6) month period following the expiration or termination of the placement agency agreement. Notwithstanding anything to the contrary herein, the compensation due hereunder shall expressly not include any Ordinary Shares or other of our equity issued to our officers, directors, employees, consultants, or in relation to the transaction contemplated under the SEPA. A.G.P. will provide a list of investors whom A.G.P. has introduced to us and brought over the wall during the Term.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act and any commissions received by the placement agent and any profit realized on the resale of the shares sold by them while acting as the principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our Securities; and

●	may not bid for or purchase any of our Securities or attempt to induce any person to purchase any of our Securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up  Agreements

Our directors, officers, certain beneficial owners of 5% or more of our outstanding Ordinary Shares have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of our capital stock or securities convertible into, or exchangeable or exercisable for, our capital stock during a period ending thirty (30) days following the date of closing of the offering pursuant to this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

●	offer, pledge, sell, contract to sell or otherwise dispose of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of our Securities or in cash;

●	make any demand for or exercise any right registration of any of our capital stock; or

●	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our capital stock.

Notwithstanding these limitations, our capital stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

We have also agreed with the placement agent to be subject to a lock-up period of fifteen (15) days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Shares equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Ordinary Shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of sixty (60) days following the closing date of this offering; provided, however, that after thirty (30) days after the Closing Date, the Company shall be permitted to enter into and effect sales pursuant to an at-the-market offering facility with A.G.P./Alliance Global Partners and make sales thereunder.

Determination of Offering Price

The price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our Ordinary Shares prior to this offering.

Listing

Our Ordinary Shares and the IPO Warrants are listed on Nasdaq under the symbols “WLDS” And “WLDSW,” respectively. There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not plan on making an application to list the Warrants on Nasdaq, any securities exchange or any recognized trading system.

Discretionary Accounts

The placement agent does not intend to confirm sales of the Ordinary Shares offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. On November 26, 2024, we entered into a Placement Agency Agreement with A.G.P., whereby A.G.P. agreed to act as the exclusive placement agent in connection with a registered direct offering, as defined in Rule 415(a)(4) promulgated under the Securities Act, of our Ordinary Shares and a concurrent private placement of warrants for an aggregate offering price of up to $1.85 million. We paid A.G.P. a placement agent fee in cash equal to 7.0% of the gross sales price per share sold pursuant to the terms of the Placement Agency Agreement.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our Securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of our ordinary shares offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information”.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

EXPENSES

Set forth below is an itemization of the total expenses, incurred and paid in connection with the offer and sale of our Securities by us pursuant to this offering and including the securities remaining covered by this prospectus. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$1,531
FINRA filing fee	$2,750
Printer fees and expenses	$7,000
Legal fees and expenses	$75,000
Accounting and professional fees and expenses	$10,000
Reimbursement of placement agent’s legal and other expenses	$115,000
Miscellaneous	$10,000
Total	$221,281

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters with respect to U.S. law will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the placement agent by Blank Rome LLP.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 incorporated by reference herein, have been so incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	The prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the public policy in Israel;

●	the judgment was not obtained by fraud, there was reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, the judgement does not conflict with any other valid judgments in the same matter between the same parties, and an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is initiated in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the IPO. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on foreign private issuer reports on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.wearabledevices.co.il. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024;

●	Our Reports on Form 6-K, submitted to the SEC on April 24, 2024, May 16, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K); June 7, 2024 (with respect to the first six paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K); August 22, 2024, August 22, 2024 (Report No. 2); September 9, 2024 (with respect to the first two, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); September 23, 2024 (other than the fifth, sixth and seventh paragraphs in the press release attached as Exhibit 99.3 to the Form 6-K); September 26, 2024; October 7, 2024; October 28, 2024; November 27, 2024, November 27, 2024, and December 23, 2024; and

●	The description of our securities contained in Form 8-A, File No. 001-41502, filed with the SEC on September 9, 2022, as amended by Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024, including any further amendments or reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Tel: +972.4.6185670, Attention: Chief Financial Officer

Up to 2,293,578 Ordinary Shares

Up to 2,293,578 Warrants to purchase up to 2,293,578 Ordinary Shares

Up to 2,293,578 Ordinary Shares underlying such Warrants

Up to 2,293,578 Pre-Funded Warrants to purchase Ordinary Shares

Up to 2,293,578 Ordinary Shares underlying such Pre-Funded Warrants

Wearable Devices Ltd.

PROSPECTUS

Sole Placement Agent

A.G.P.

              ,   2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation, in advance, from liability arising from a company’s transaction in which our controlling shareholder or office holder has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholders’ approval and may be approved by only the compensation committee (and, in case a controlling shareholder is an office holder, the board of directors as well), if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since January 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.  The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

In January 2022, we began entering into certain simple agreements for future equity, or the SAFEs, for aggregate proceeds of up to $3 million, of which we received $500 thousand under the SAFEs. Any amounts received under the SAFEs we enter into will be automatically converted into our Ordinary Shares in the event we close an Equity Financing (as defined hereinafter) at a discount of 20% from the per share purchase price in such Equity Financing. An Equity Financing is a transaction or series of transactions with the principal purpose of raising capital in an aggregate amount of at least $5,000,000, excluding all outstanding (i) SAFEs, and (ii) other convertible securities (if any), pursuant to which we issue and sell Ordinary Shares at a fixed pre-money valuation. In addition, we agreed to issue to each SAFE investor a warrant to purchase our Ordinary Shares with an exercise price equal to 150% of the public offering price in such offering for an aggregate amount of up to 25% of such investor’s SAFE amount. The warrants shall be exercisable until the earlier of: (i) eighteen (18) months from January 2022; or (ii) in a change of control event, which generally covers (a) transaction in which any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of our outstanding voting securities with the right to vote for the election of members of our board of directors, or (b) any reorganization, merger or our consolidation, or (c) a sale, lease or other disposition of all or substantially all of our assets. Following the consummation of our initial public offering in September 2022, $100 thousand received under the SAFEs were repaid in cash and $400 thousand were converted into 5,910 Ordinary Shares, based on the IPO price of $84.6 per Ordinary Share.

In September 2022, we issued warrants to purchase up to 1,182 Ordinary Shares, issued to an advisor, at an exercise price of $84.6 per Ordinary Share.

In February 2023, we issued a total of 8,456 Ordinary Shares to Alpha Capital Anstalt, or Alpha, and certain other investors pursuant to the terms of their April 2021 share purchase agreements with us, as amended by the June 2022 written consent with Alpha.

On June 6, 2024, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD., or YA, pursuant to which we will be able to sell up to $10.0 million of our Ordinary Shares, or the Commitment Amount, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have sold 1,228,699 Ordinary Shares for aggregate gross proceeds of $4.6 million. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA.

On November 26, 2024, we entered into a securities purchases agreement with an investor to purchase unregistered ordinary warrants to purchase up to 822,000 Ordinary Shares that, in the aggregate with a concurrent registered direct offering with the same investor, amounted to total gross proceeds of $2.06 million. The warrants have an exercise price of $2.18 per share, are immediately exercisable upon issuance, and will expire five years from issuance.

Since January 2022, we have granted to our directors, consultants and service providers, officers, and employees options to purchase an aggregate of 52,575 Ordinary Shares under our 2015 Share Option Plan, with an exercise prices ranging between $0.06 and $26.4 per share. As of January 3, 2025, 18,639 options granted to directors, officers and employees were exercised, and 6,908 options forfeited, such that the total outstanding amount of options allocated or granted to directors, consultants and service providers, officers and employees as of January 3, 2025 is 103,959. In addition, in January 2025 we granted certain employees, directors and consultants 525,500 RSUs that will settle in Ordinary Shares, under our 2024 Plan. An additional 40,470 Ordinary Shares are reserved for future issuance under our 2024 Plan.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of Wearable Devices Ltd. (filed as Exhibit 99.2 to Form 6-K (File No. 001-41502) filed on September 26, 2024 and incorporated herein by reference).
4.1*	Form of Pre-Funded Warrant.
4.2*	Form of Warrant.
4.3	Form of Representative’s Warrant (filed as Exhibit 4.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
4.4	Form of Warrant Agent Agreement (filed as Exhibit 4.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
4.5	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).
4.6	Form of Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on June 7, 2024 and incorporated herein by reference).
4.7	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
4.8	Form of Pre-Funded Warrant (filed as Exhibit 4.2 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.
5.2*	Opinion of Sullivan & Worcester LLP, U.S. counsel to Wearable Devices Ltd.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.2	Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
10.3	First Amendment to Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 30, 2023 and incorporated herein by reference)
10.4	Share Purchase Agreement, dated April 22, 2021, by and between Wearable Devices Ltd. and Alpha Capital Anstalt (filed as Exhibit 10.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.5#	Agreement, dated July 16, 2020, by and between Wearable Devices Ltd. and the Israeli Innovation Authority (filed as Exhibit 10.4 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.6	Amended and Restated Compensation Policy (filed as Exhibit 99.1 to Form 6-K (File No. 001-41502) filed on September 26, 2024 and incorporated herein by reference).
10.7	Senior Credit Facility Agreement, dated July 4, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.6 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.8	First Addendum to Senior Agreement, dated July 19, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.8 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.9	Standby Equity Purchase Agreement, dated June 7, 2024 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on June 7, 2024 and incorporated herein by reference).
10.10	Wearable Devices Ltd. 2024 Global Equity Incentive Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).
10.11	Wearable Devices Ltd. 2024 Employee Stock Purchase Plan (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).
10.12	Securities Purchase Agreement, dated November 26, 2024, by and between Wearable Devices and the Purchaser Party Thereto (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
10.13	Placement Agent Agreement, dated November 26, 2024, by and between Wearable Devices and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
10.14*	Form of Securities Purchase Agreement.
10.15*	Form of Placement Agency Agreement.
21.1	Subsidiaries of Wearable Devices Ltd. (filed as Exhibit 21.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
23.1*	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
23.3*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2)
24.1**	Power of Attorney (included on the signature page to the initially filed Registration Statement on Form F-1)
107*	Filing Fee Table

*	Filed herewith.

**	Previously filed.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on January 6, 2025.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Chairman of Board of Directors	January 6, 2025
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	January 6, 2025
Alon Mualem	(Principal Financial and Accounting Officer)

*	Director	January 6, 2025
Eli Bachar

*	Director	January 6, 2025
Yaacov Goldman

*	Director	January 6, 2025
Ilana Lurie

*	Director	January 6, 2025
Guy Wagner

*By:	/s/ Asher Dahan	January 6, 2025
Asher Dahan
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on January 6, 2025.

Mudra Wearable, Inc.

By:	/s/ Asher Dahan
Name:	Asher Dahan
Title:	President, Director